Exhibit 99.1

National Patent Development Corporation

Signs Merger Agreement with The Winthrop Corporation,

Parent Company of Wright Investors’ Service, Inc.

MOUNT KISCO, NY and MILFORD, CT — June 19, 2012 — National Patent Development Corporation (OTC Bulletin Board: NPDV.OB) and The Winthrop Corporation today announced the signing of a definitive agreement for the merger of The Winthrop Corporation with a wholly owned subsidiary of National Patent.  The Winthrop Corporation, which will be the surviving entity in the merger, is the parent company of Wright Investors’ Service, Inc.  Wright is an investment management and financial advisory firm headquartered in Milford, Connecticut.  As of March 31, 2012, Wright had approximately $1.6 billion of assets under management.

The companies anticipate closing the proposed merger in the fourth quarter of 2012 following receipt of required regulatory approvals, approval by the shareholders of The Winthrop Corporation, the receipt of certain third-party consents and the satisfaction of other conditions to closing.  The aggregate consideration of approximately $6.6 million will be paid with a combination of cash on hand and restricted stock of National Patent and is subject to downward adjustment in certain circumstances.  At March 31, 2012, National Patent had cash and cash equivalents of approximately $26,800,000.  The Boards of Directors of National Patent and The Winthrop Corporation have each approved the transaction.

Harvey P. Eisen, Chairman and CEO of National Patent, commented, “We believe Wright is the ideal company to partner with in the asset management space.  Wright brings the stability of a 50-year track record, proven management in place, and a time-tested, diversified suite of high-quality products to serve the investment management needs of individuals, community banks, institutions and labor unions.  Wright will be the centerpiece of our growth strategy.  We are very enthusiastic about this merger, and we intend to change our name to include the word “Wright” following the closing of the transaction.”

Peter M. Donovan, CFA®, Chairman and CEO of Wright, commented, “This merger will enable Wright to expand upon its tradition of excellence in investment management and client service.  Throughout the Firm’s 50-year history, it has been committed to the highest fiduciary standards.  With this transaction, we will have the means to expand significantly and at a much faster rate.”

Thomas J. Hayes, Chief Operating Officer of National Patent, added, “We are looking forward to a long-term partnership with the clients, management and employees of Wright.  We believe the Wright platform will provide us the opportunity to grow into a significantly larger, world-class asset management franchise over time.”

National Patent Development Corporation is a Delaware corporation headquartered in Mount Kisco, New York and is currently a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  Until such time as the liquid assets of National Patent are so deployed into operating businesses, National Patent intends to continue to invest such assets in high-grade, short-term investments (such as cash equivalents) consistent with the preservation of principal and maintenance of liquidity.  Mr. Eisen has more than 30 years of experience in the investment industry. He is consulted frequently for his views by national media and is a regular guest on CNN and CNBC.  Through Bedford Oak Advisors, LLC, Mr. Eisen, Chairman, and Mr. Hayes, Managing Director, manage private investment funds that own approximately 30% of National Patent’s outstanding common stock.

The Winthrop Corporation, through its wholly-owned subsidiary Wright Investors’ Service, Inc., is an investment management and financial advisory firm that is known for its disciplined and quality focus.

For more than 50 years, Wright has used well-defined and sophisticated investment strategies to help institutions, plan sponsors, bank trust departments, trust companies and individual investors achieve their financial objectives through a sensible approach to managing assets that balances risk and return.  At the center of Wright’s investment process is the Wright Investment Committee.  The Committee consists of a select group of senior investment professionals who are supported by an experienced staff.   Founded as a research organization in 1960, Wright develops and publishes investment research reports on over 35,000 companies worldwide along with its established investment commentaries on the economy and investment markets.

Forward-Look Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding National Patent’s ability to consummate the acquisition of The Winthrop Corporation and its subsidiaries and the expected benefits of such transaction; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking information may be identified by such forward-looking terminology as “anticipate,” “believe,” “May,” “will,” and similar terms or  variations of such terms.  These forward-looking statements, including those relating to consummation of the acquisition of The Winthrop Corporation and its subsidiaries and the expected benefits of such transaction, are based on our assumptions, estimates and projections about National Patent and the Winthrop business and involve significant risks and uncertainties, including: the risk that the closing conditions to consummation of the transaction will not be satisfied or waived and that the transaction will not occur; the risk that anticipated benefits from the transaction may not be realized or may take longer to realize than expected; the risk that estimated or anticipated costs, charges and liabilities to be incurred  in connection with effecting the transaction may differ from or be greater than anticipated; and the effect of any regulatory approvals or conditions.  Additional information on these and other risks, uncertainties and factors is included in National Patent’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by National Patent with the SEC.  If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate, actual results could differ materially and consummation of the transaction may not occur.  You are urged to consider all such risks and uncertainties.  In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  Neither National Patent nor The Winthrop Corporation assumes any obligation to, and neither plans to, update any such forward-looking statements, other than as required by law.

Contact:

National Patent Development Corporation

Harvey P. Eisen

Chairman and Chief Executive Officer

914-242-5700

Thomas J. Hayes

Chief Operating Officer

914-242-5725

The Winthrop Corporation and Wright Investors’ Service, Inc.

Peter M. Donovan, CFA®

Chairman and Chief Executive Officer

203-783-4400